Exhibit 3.1

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BODY CENTRAL CORP.

Body Central Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:                    The name of the Corporation is “Body Central Corp.”  The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 1, 2006, originally incorporated under the name “Body Central Acquisition Corp.”, which was amended and restated with the Secretary of State of the State of Delaware on September 29, 2006 and further amended and restated on March 16, 2007, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 13, 2010.

SECOND:               This Third Amended and Restated Certificate of Incorporation (this “Restated Certificate”) has been duly approved by the Board of Directors of the Corporation.

THIRD:                  This Third Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and notice thereof has been given in accordance with the provisions of Section 228 of the DGCL.

FOURTH:              The Second Amended and Restated Certificate of Incorporation of this Corporation is hereby amended, integrated and restated to read as follows:

ARTICLE ONE

The name of the Corporation is Body Central Corp.

ARTICLE TWO

The address of the Corporation’s registered office is 2711 Centerville Road, Suite 400, in the City of Wilmington, New Castle County, Delaware 19801. The name of the registered agent in charge thereof is The Corporation Trust Company.

ARTICLE THREE

The nature of the business or purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE FOUR

Section 1. Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is one hundred fifty-five million (155,000,000) shares, consisting of:

(a) one hundred fifty million (150,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and

(b) five million (5,000,000) shares of undesignated preferred stock, par value $.001 per share (the “Undesignated Preferred Stock”).

The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.

Section 2. Common Stock.

(a) General. The voting, dividend and liquidation rights of the holders of Common Stock are subject to and qualified by the rights of the holders of Undesignated Preferred Stock.

(b) Voting.  Except as otherwise provided by the DGCL or this Restated Certificate and subject to the rights of holders of any series of Undesignated Preferred Stock, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock, and each holder of Common Stock shall have one vote for each share held by such holder on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Restated Certificate (or on any amendment to a certificate of designations of any series of Undesignated Preferred Stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of Undesignated Preferred Stock if the holders of such affected series of Undesignated Preferred Stock are entitled to vote, either separately or together with the holders of one or more other such series, on such amendment pursuant to this Restated Certificate (or pursuant to a certificate of designations of any series of Undesignated Preferred Stock) or pursuant to the DGCL.  There shall be no cumulative voting.

(c) Dividends.  Except as otherwise provided by the DGCL or this Restated Certificate, dividends may be declared and paid on the Common Stock from funds lawfully available therefor if, as and when determined by the board of directors of the Corporation (the “Board of Directors”) and subject to any preferential dividend rights of any then outstanding shares of Undesignated Preferred Stock.

(d) Liquidation.  Upon the dissolution or liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its stockholders equally on a per share basis, subject to any preferential rights of any then outstanding shares of Undesignated Preferred Stock and after payment or provision for payment of the Corporation’s debts.

Section 3.  Undesignated Preferred Stock. To the fullest extent authorized by the DGCL, shares of Undesignated Preferred Stock may be issued from time to time in one or more series, each of such series to have such powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and such qualifications and restrictions, if any, of such preferences and rights, as are stated or expressed in the resolution or resolutions of the Board of Directors providing for such series of Undesignated Preferred Stock.  Different series of Undesignated Preferred Stock shall not be construed to constitute different classes of shares for the purposes of voting by classes unless expressly so provided in such resolution or resolutions.

Authority is hereby granted to the Board of Directors from time to time to issue the Undesignated Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions to determine and fix the powers, designations, preferences, and relative, participating, optional, or other special rights, if any, and the qualifications and restrictions, if any, of such preferences and rights, including without limitation dividend rights, conversion rights, voting rights (if any), redemption privileges, and liquidation preferences, of such series of Undesignated Preferred Stock (which need not be uniform among series), all to the fullest extent now or hereafter permitted by the DGCL.  Without limiting the generality of the foregoing, the resolution or resolutions providing for the creation or issuance of any series of Undesignated Preferred Stock may provide that such series shall be superior to, rank equally with, or be junior to any other series of Undesignated

Preferred Stock, all to the fullest extent permitted by law. No resolution, vote, or consent of the holders of the capital stock of the Corporation shall be required in connection with the creation or issuance of any shares of any series of Undesignated Preferred Stock authorized by and complying with the conditions of this Restated Charter, the right to any such resolution, vote, or consent being expressly waived by all present and future holders of the capital stock of the Corporation.

Any resolution or resolutions adopted by the Board of Directors pursuant to the authority vested in them by this Article Four shall be set forth in a certificate of designation along with the number of shares of stock of such series as to which the resolution or resolutions shall apply and such certificate shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL. Unless otherwise provided in any such resolution or resolutions, the number of shares of stock of any such series to which such resolution or resolutions apply may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by a certificate likewise executed, acknowledged, filed and recorded, setting forth a statement that a specified increase or decrease therein has been authorized and directed by a resolution or resolutions likewise adopted by the Board of Directors. In case the number of such shares shall be decreased, the number of shares so specified in the certificate shall resume the status which they had prior to the adoption of the first resolution or resolutions. When no shares of any such series are outstanding, either because none were issued or because none remain outstanding, a certificate setting forth a resolution or resolutions adopted by the Board of Directors that none of the authorized shares of such series are outstanding, and that none will be issued subject to the certificate of designations previously filed with respect to such series, may be executed, acknowledged, filed and recorded in the same manner as previously described and it shall have the effect of eliminating from this Restated Charter all matters set forth in the certificate of designations with respect to such series of stock. If no shares of any such series established by a resolution or resolutions adopted by the Board of Directors have been issued, the voting powers, designations, preferences and relative, participating, optional or other rights, if any, with the qualifications, limitations or restrictions thereof, may be amended by a resolution or resolutions adopted by the Board of Directors. In the event of any such amendment, a certificate which (i) states that no shares of such series have been issued, (ii) sets forth the copy of the amending resolution or resolutions and (iii) if the designation of such series is being changed, indicates the original designation and the new designation, shall be executed, acknowledged, filed, recorded, and shall become effective, in accordance with Section 103 of the DGCL.

ARTICLE FIVE

The Corporation is to have perpetual existence.

ARTICLE SIX

Section 1. Classification of Directors. Effective as of the closing (the “IPO Closing”) of the Corporation’s first public offering of shares of Common Stock registered pursuant to the Securities Act of 1933, as amended, the Board of Directors shall be divided into three classes of directors, Class I, Class II, Class III, such classes to be as nearly equal in number of directors as possible, having staggered three-year terms of office (except to the extent otherwise provided in the next sentence with respect to the initial term of the first and second of such classes of directors). The initial term of office of the directors of Class I shall expire as of the first annual meeting of the Corporation’s stockholders following the IPO Closing; the initial term of office of the directors of Class II shall expire as of the second annual meeting of the Corporation’s stockholders following the IPO Closing; and the initial term of office of the directors of Class III shall expire as of the third annual meeting of the Corporation’s stockholders following the IPO Closing. At each annual meeting of stockholders of the Corporation after the IPO Closing, nominees will stand for election to succeed those directors whose terms are to expire as of such annual meeting of stockholders, and such nominees elected at such annual meeting of stockholders shall be elected for a term expiring at the third annual meeting of stockholders following their election. Directors shall hold office until the annual meeting of stockholders in which their term is scheduled to expire as set forth above in this paragraph of Article Six and until their respective successors are duly elected or qualified or until their earlier death, incapacity, resignation or removal. Any director serving as such pursuant to this paragraph of Article Six may be removed only for cause and only by the vote of the holders of a majority of the shares of the Corporation’s stock entitled to vote for the election of directors. Those directors already in office immediately prior to the IPO Closing shall be allocated among the three classes of directors contemplated under this paragraph of Article Six pursuant to a resolution or resolutions adopted by the Board of Directors prior to the IPO Closing.

Section 2. Vacancies. Except as the DGCL may otherwise require, any new directorships or vacancies in the Board of Directors, including new directorships resulting from any increase in the number of directors to serve in the Board of Directors and/or any unfilled vacancies by reason of death, resignation, disqualification, removal for cause, failure to elect or otherwise with respect to any director, may be filled only by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

Section 3.  Number of Directors.  The number of directors which constitute the entire Board of Directors of the Corporation shall be designated in the by-laws of the Corporation.  No decrease in the number of directors constituting the whole board shall shorten the term of any incumbent director.

ARTICLE SEVEN

The Board of Directors shall have the power and authority: (i) to adopt, amend or repeal the Corporation’s by-laws, subject only to such limitations, if any, as may be from time to time imposed by other provisions of this Restated Certificate, by law, or by the Corporation’s by-laws; and (ii) to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the Corporation, including after-acquired property, and to exercise all of the powers of the Corporation in connection therewith.

ARTICLE EIGHT

Effective as of the IPO Closing, any action required or permitted to be taken by the stockholders of the Corporation may be taken only at a duly called annual or special meeting of the stockholders in which such action is properly brought before such meeting, and not by written consent in lieu of such a meeting. Special meetings of stockholders may be called only by the Chairperson of the Board of Directors, the President, or a majority of the Board of Directors.

ARTICLE NINE

The affirmative vote of the holders of at least sixty-seven percent (67%) of the outstanding voting stock of the Corporation (in addition to any separate class vote that may in the future be required pursuant to the terms of any outstanding Undesignated Preferred Stock) shall be required to amend or repeal the provisions of Articles Four (only to the extent it relates to the authority of the Board of Directors to issue shares of Undesignated Preferred Stock in one or more series, the terms of which may be determined by the Board of Directors), Six, Seven, Eight, Nine, Ten or Twelve of this Restated Certificate or to reduce the numbers of authorized shares of Common Stock or Undesignated Preferred Stock.

ARTICLE TEN

Section 1.  Limitation of Liability.  To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), no director of the Corporation shall be personally liable to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Ten shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transactions from which the director derived an improper personal benefit.

Section 2.  Indemnification.  The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL and as further provided in the Corporation’s by-laws, each as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article Ten, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article Ten (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such persons. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article Ten.

Section 3. Merger or Consolidation. For purposes of this Article Ten, references to the “Corporation” shall include, in addition to the resulting Corporation, any constituent Corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent Corporation, or is or was serving at the request of such constituent Corporation as a director, officer, employee or agent of another Corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article Ten with respect to the resulting or surviving Corporation as he or she would have with respect to such constituent Corporation if its separate existence had continued.

Section 4.  Amendment or Repeal.  No amendment to or repeal of this Article Ten shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

ARTICLE ELEVEN

The Board of Directors, when considering a tender offer or merger or acquisition proposal, may take into account factors in addition to potential short-term economic benefits to stockholders, including without limitation (i) comparison of the proposed consideration to be received by stockholders in relation to the then current market price of the Corporation’s capital stock, the estimated current value of the Corporation in a freely negotiated transaction, and the estimated future value of the Corporation as an independent entity and (ii) the impact of such a transaction on the employees, suppliers, and customers of the Corporation and its effect on the communities in which the Corporation operates.

ARTICLE TWELVE

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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Executed on October 20, 2010.

BODY CENTRAL CORP.

By:	/s/ B. Allen Weinstein
Name: B. Allen Weinstein
Title: President and Chief Executive Officer

CERTIFICATE OF AMENDMENT

TO

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

BODY CENTRAL CORP.

Body Central Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is “Body Central Corp.” The date of filing the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was August 1, 2006, originally incorporated under the name “Body Central Acquisition Corp.”, which was amended and restated with the Secretary of State of the State of Delaware on September 29, 2006 and further amended and restated on March 16, 2007, and further amended by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on October 13, 2010 and further amended and restated with the Secretary of State of the State of Delaware on October 20, 2010.

SECOND.  That the Board of Directors of the Corporation adopted a resolution pursuant to Section 141(f) of the General Corporation Law of the State of Delaware (the “DGCL”), proposing and declaring advisable the amendment to Article Four—Section 1 of the Third Amended and Restated Certificate of Incorporation (the “Restated Certificate”) and directed that said amendment be submitted for the consideration of the Corporation’s stockholders at the next annual meeting thereof. Article Four—Section 1 of the Restated Certificate is hereby amended and restated in its entirety as follows:

“Section 1.  Authorized Shares.  The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, consisting of:

(a)  forty five million (45,000,000) shares of common stock, par value $.001 per share (“Common Stock”); and

(b)  five million (5,000,000) shares of undesignated preferred stock, par value $.001 per share (the “Undesignated Preferred Stock”).

The following is a statement of the powers, designations, preferences, privileges, and relative rights in respect of each class of capital stock of the Corporation.”

THIRD:  That thereafter, at the annual meeting of stockholders of the Corporation duly held on May 25, 2011, upon notice and in accordance with Section 222 of the DGCL, the necessary number of shares as required were voted in favor of the amendment.

FOURTH:  That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the DGCL.

FIFTH:  At the Annual Meeting of the Stockholders of the Corporation, duly called and held, a majority of the shares of the outstanding Common Stock entitled to vote thereon were voted in favor of the amendment in accordance with Section 242 of the DGCL.

SIXTH:  That this Certificate of Amendment of the Restated Certificate shall be effective on the date of filing with the Secretary of the State of Delaware.

A-1

IN WITNESS WHEREOF, the undersigned has made and signed this Certificate of Amendment this 25th day of May, 2011 and affirms the statements contained herein as true under penalty of perjury.

BODY CENTRAL CORP.

By:	/s/ B. Allen Weinstein
B. Allen Weinstein President and Chief Executive Officer